UNITED STATES OF AMERICA
                        SECURITIES AND EXCHANGE COMMISSION
                               Washington D.C.  20549

          FORM 15 - Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                         the Securities Exchange Act of 1934.

                         Commission File Number: 333-139817-09

                           GS Mortgage Securities Corp.
              (Exact name of registrant as specified in its charter)

                   85 Broad Street, New York, New York 10004
                               (212) 902-1000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               GSR Trust 2007-HEL1
                    Mortgage-Backed Notes, Series 2007-HEL1
                                  Class A
             (Title of each class of securities covered by this Form)


                                     NONE
              (Titles of all other classes of securities for which a
            duty to file reports under section 13(a) or 15(d) remains)


               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    [ ]     Rule 12h-3(b)(1)(ii)    [ ]
              Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)     [ ]
              Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)    [ ]
              Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6              [X]
              Rule 12h-3(b)(1)(i)    [ ]

          Approximate number of holders of record as of the certification or notice date:  4 holders

     Pursuant to the requirements of the Securities Exchange Act of 1934
     GS Mortgage Securities Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


     DATE:  January 29, 2008    By: /s/ Michelle Gill
                                 Name:  Michelle Gill
                                 Title: Vice President
                                 GS Mortgage Securities Corp.
                                 (Depositor)

     Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.